Exhibit 3.2

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CONDOR HOSPITALITY TRUST, INC.

Condor Hospitality Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland as follows:

FIRST:  The Corporation desires to amend its Amended and Restated Articles of Incorporation as currently in effect (the “Articles”).

SECOND:  Section (A)(7) of Article IX of the Articles is hereby amended in its entirety as follows:

“7. Exception. The Ownership Limit shall not apply to the acquisition of shares of Equity Stock by an underwriter that participates in a public offering of such shares for a period of 90 days following the purchase by such underwriter of such shares provided that the restrictions contained in Section (A)(2) of Article IX hereof will not be violated following the distribution by such underwriter of such shares. In addition, the Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel in each case to the effect that the restrictions contained in Section (A)(2)(b), Section (A)(2)(c), and/or Section (A)(2)(d) of Article IX hereof will not be violated, may exempt a Person from the Ownership Limit provided that (i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership or Constructive Ownership of shares of Equity Stock will violate the Ownership Limit and (ii) such Person agrees in writing that any violation or attempted violation will result in such transfer to the Trust of shares of Equity Stock pursuant to Section (A)(3) of Article IX hereof (except the foregoing Section (A)(7)(i) and Section (A)(7)(ii) shall not be required from a Person with respect to Series D Cumulative Convertible Preferred Stock so long as the Board of Directors is able to obtain the opinion of counsel specified in this Section (A)(7) of Article IX).”

THIRD:  This amendment to the Articles as hereinabove set forth has been duly advised and approved by the entire board of directors.

FOURTH:  The stockholders of the Corporation approved the foregoing amendment at an annual meeting of stockholders duly called by the vote required under Maryland law and the Articles and Bylaws of the Corporation.

FIFTH:  The undersigned Chief Executive Officer acknowledges these Articles of Amendment to be the act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information, and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

SIXTH:                        These Articles of Amendment shall become effective as of the time the State Department of Assessments and Taxation of Maryland accepts these Articles of Amendment for record.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to it by its Treasurer on this 21st day of June, 2016.

CONDOR HOSPITALITY TRUST, INC.

By: /s/ J. William Blackham
Name: J. William Blackham
Title: Chief Executive Officer

ATTEST:

By: /s/ Patricia M. Morland
Name: Patricia M. Morland
Title: Treasurer